SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported) July 9, 2003


                             THE TOPPS COMPANY, INC.
               (Exact name of registrant as specified in charter)


        Delaware                    0-15817                 11-2849283
(State or other jurisdiction      (Commission              (IRS Employer of
   incorporation)                 File Number)            Identification no.)


1 Whitehall Street, New York, NY                             10004
(Address of principal executive offices)                   (Zip Code)


                                 (212)-376-0300
                         (Registrant's telephone number,
                              including area code)



     (Former name or former address, if changed since last report).

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, The Topps Company, Inc., a Delaware corporation ("Topps"or the "Company"), filed a Current Report on Form 8-K on July 24, 2003, describing its acquisition of Wizkids, LLC, a Delaware corporation ("WizKids").

This Current Report on Form 8-K/A amends the previously filed Form 8-K to include the financial information required by Item 7 of Form 8-K. This Current Report on 8-K/A contains forward looking statements that involve risks and uncertainties relating to this acquisition and actual results, and developments may differ materially from those described in this amended Current Report. For more information about the Company and risks relating to investing in the Company, refer to the Company's annual report on Form 10-K for the year ended March 1, 2003.


Item 2. Acquisition or Disposition of Assets

Topps is a marketer of premium-branded confectionery products including lollipops such as Ring Pop, Push Pop and Baby Bottle Pop, Bazooka brand bubble gum and certain novelty candy products. The Company also markets collectible entertainment products featuring professional athletes and popular television, movie and other licensed characters. Entertainment product formats include, among other things, trading cards, sticker albums, tattoos and toys.

On July 9, 2003 (the "Closing"), the Company purchased the assets of WizKids. Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 23, 2003, among WizKids, Topps, Topps Enterprises, Inc., a wholly owned subsidiary of the Company ("Enterprises"), Topps Finance, Inc., a wholly owned subsidiary of Topps Enterprises, Inc., and The Member Representative, the Company acquired WizKids through a merger ("the Merger") of WizKids with and into a newly formed wholly-owned subsidiary of Enterprises ("Merger Sub"). Upon consummation of the Merger, the separate corporate existence of Wizkids ceased and the name of Merger Sub was changed to WizKids, LLC ("New WizKids"), a Delaware corporation.

WizKids designs and sells collectible miniature games, primarily to the hobby market through distributors and retailers. The Company is headquartered in Bellevue, Washington with additional facilities in Cincinnati, Ohio.

The total consideration payable by the Company to the WizKids' shareholders will be comprised of $29.5 million in cash, offset by a purchase price adjustment, if any, as defined, based on the level of WizKids working capital at Closing. The working capital adjustment will be the amount by which net working capital at Closing was greater than or less than the required $3,700,000 benchmark level. Net initial consideration of $28,284,469 in cash was paid at Closing, which is based on a preliminary negative working capital adjustment of $1,215,531.

The Company entered into an employment agreement with Jordan Weisman, the majority shareholder and founder of WizKids, for a forty-eight month period following the Closing. As part of this employment agreement, $2 million of the consideration paid to Mr. Weisman is being accounted for as deferred compensation expense and is being amortized over four years. As an additional part of his employment agreement, Mr. Weisman is entitled to additional contingent payments during the forty-eight months subsequent to the Closing equal to 2% of WizKids' annual net revenue in excess of $35 million per annual period, assuming that certain operating margin targets are met. In addition, Mr. Weisman was granted 200,000 options to acquire the Company's common stock, which were granted at fair market value on the date of grant and are vested over a four-year period. Subsequently, the number of options was reduced to 165,000 with the same terms in an amendment to the employment agreement.


Topps operates under a 52/53 week fiscal year. Its most recent fiscal year ended on March 1, 2003, and its most recent unaudited thirteen week period ended on May 31, 2003. For the purpose of the presentation of the unaudited condensed combining proforma financial information, WizKids' most recent fiscal year ended December 31, 2002, and its most recent unaudited three month period ended March 31, 2003 have been combined with Topps' most recent annual and thirteen week periods.

The Merger Agreement and Employment Agreement are Exhibits 2.1 and 10.1 to the Current Report on Form 8-K filed on July 24, 2003. The foregoing description is qualified in its entirety by reference to the agreements previously filed as Exhibits.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial Statements of Businesses Acquired.

The audited financial statements of Wizkids, LLC, as of December 31, 2002 and 2001 and for the years then ended, together with the accompanying Independent Auditors' Report, and the unaudited condensed financial statements as of March 31, 2003 and for the three-month periods ended March 31, 2003 and 2002 are set forth in Exhibit 99.2.

     (b) Unaudited Pro Forma Financial Information

     The unaudited pro forma condensed combining financial information for The Topps Company, Inc. and Wizkids, LLC, for the periods reflected therein, is set forth in Exhibit 99.3.

     (c) Exhibits

2.1 Agreement and Plan of Merger dated as of June 23, 2003, by and among WizKids, the Company, the Holding Company, Finance and, solely in his capacity as the Member Representative and solely for purposes of accepting his appointment as Member Representative under Section 11.01(b) of the Merger Agreement, Jordan K. Weisman. (*)

The Company has not, with the exception of the Jordan Weisman Employment Agreement, included any exhibits or schedules to the Merger Agreement in Exhibit
2.1 filed herewith. The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the Merger Agreement upon request by the Commission.

10.1 Employment Agreement, dated as of July 9, 2003, between Wizkids, LLC, a Delaware limited liability company (the "Company"), Jordan K. Weisman (the "Executive"), and, for the purposes of Sections 3(d) and 6(f) only, the Company ("Jordan Weisman Employment Agreement").(*)

99.1 Press Release, dated as of July 9, 2003, announcing consummation of the transaction.(*)

99.2 Audited financial statements of Wizkids, LLC, as of and for the years ended December 31, 2002 and 2001 and unaudited condensed financial statements as of March 31, 2003 and for the three-month periods ended March 31, 2003 and 2002.

99.3 Pro Forma Condensed Combining Financial Information for The Topps Company, Inc. and WizKids, LLC

99.4 Amendment to Employment Agreement, dated as of July 9, 2003, between Wizkids, LLC, a Delaware limited liability company (the "Company"), Jordan K. Weisman (the "Executive"), and, for the purposes of Sections 3(d) and 6(f) only, the Company ("Jordan Weisman Employment Agreement").

(*) Exhibit incorporated by reference to the Company's Current Report on Form 8-K filed on July 24, 2003.


SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         THE TOPPS COMPANY, INC.


Date:  September 22, 2003               by:  /s/ Catherine K. Jessup
       ------------------               ----------------------------
                                        Name: Catherine K. Jessup
                                        Title: Chief Financial Officer


Index to Exhibits

99.2 Audited financial statements of Wizkids, LLC, as of and for the years ended December 31, 2002 and 2001 and unaudited condensed financial statements as of March 31, 2003 and for the three-month periods ended March 31, 2003 and 2002.

99.3 Pro Forma Condensed Combining Financial Information for The Topps Company, Inc. and WizKids, LLC.

99.4 Amendment to Employment Agreement, dated as of July 9, 2003, between Wizkids, LLC, a Delaware limited liability company (the "Company"), Jordan K. Weisman (the "Executive"), and, for the purposes of Sections 3(d) and 6(f) only, the Company ("Jordan Weisman Employment Agreement").

EXHIBIT 99.2

Financial Statements of Wizkids, LLC. for the years ended December 31, 2002 and 2001 and for the three-month periods ended March 31, 2003 and 2002.


                                  WIZKIDS, LLC
                                 AND SUBSIDIARY



                                TABLE OF CONTENTS




                                                                   Page

As of and for the years ended December 31, 2002 and 2001:



Independent Auditors' Report ......................................  5

Consolidated Balance Sheets .......................................  6

Consolidated Statements of Income .................................  7

Consolidated Statements of Members' Equity ........................  8

Consolidated Statements of Cash Flows .............................  9

Notes to Consolidated Financial Statements ........................ 10



As of March 31, 2003 and for the three-month periods ended March 31, 2003 and 2002:

Unaudited Condensed Consolidated Balance Sheet .................... 19

Unaudited Condensed Consolidated Statements of Operations ......... 20

Unaudited condensed Consolidated Statements of Cash Flows ......... 21

Notes to Unaudited Condensed Consolidated Financial Statements .... 22

                          Independent Auditors' Report


The Members
Wizkids, LLC:


We have audited the accompanying consolidated balance sheets of Wizkids, LLC and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income, members' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wizkids, LLC and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/KPMG LLP/
----------
KPMG LLP

Seattle, Washington
September 19, 2003

                                  WIZKIDS, LLC
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001


                                     Assets

                                                       2002            2001
                                                       ----            ----
Current assets:

  Cash                                              $  897,977      $  121,085
  Trade receivables, less allowance of $182,078
    and $85,000 in 2002 and 2001, respectively       2,070,035       1,760,726
  Inventories                                        3,206,352       1,407,956
  Prepaid royalties                                     90,500         190,000
  Receivable from member                                   --           22,294
  Deposits and prepaid expenses                        228,797         216,681
                                                     ---------       ---------
     Total current assets                            6,493,661       3,718,742
Property and equipment, net                            431,216         158,775
Other assets                                           145,013         199,484
                                                    ----------      ----------
                                                    $7,069,890      $4,077,001
                                                    ==========      ==========


                         Liabilities and Members' Equity

Current liabilities:

  Trade accounts payable                            $  718,382      $  373,185
  Accrued expenses                                   1,339,726         233,413
  Short-term borrowings                                    --          200,000
  Current portion of loans from members                    --           57,497
                                                    ----------      ----------
    Total current liabilities                        2,058,108         864,095
Loans from members, less current portion                   --          195,398
Commitments
Members' equity                                      5,011,782       3,017,508
                                                    ----------      ----------
                                                    $7,069,890      $4,077,001
                                                    ==========      ==========


See accompanying notes to consolidated financial statements.

                                  WIZKIDS, LLC
                                 AND SUBSIDIARY
                        Consolidated Statements of Income
                     Years ended December 31, 2002 and 2001


                                                       2002            2001
                                                       ----            ----

Net sales                                           $32,708,616     $15,501,238
Cost of sales                                        15,976,901       8,011,075
                                                    -----------     -----------
      Gross profit                                   16,731,715       7,490,163
                                                    -----------     -----------
Operating expenses:
  General and administrative                          5,586,265       2,688,741
  Sales and marketing                                 4,515,631       2,085,349
  Research and development                              527,000         307,400
                                                    -----------     -----------
      Total operating expenses                       10,628,896       5,081,490
                                                    -----------     -----------
      Operating income                                6,102,819       2,408,673
                                                    -----------     -----------
Other income (expense):
  Interest expense                                      (15,302)        (51,152)
  Interest income                                        21,757          16,739
                                                    -----------     -----------
      Net income                                    $ 6,109,274     $ 2,374,260
                                                    ===========     ===========


See accompanying notes to consolidated financial statements.

                                                WIZKIDS, LLC
                                               AND SUBSIDIARY

                                   Consolidated Statements of Members' Equity
                                     Years ended December 31, 2002 and 2001

                                          Class A          Class B        Class C         Deferred        Total
                                                                                        compensation
                                                                                         to Class C
                                                                                           members
                                        ------------    ------------    ------------    ------------    ------------
Balance at December 31, 2000            $ 1,007,078     $   336,170     $       --      $      --       $ 1,343,248

Distributions                              (700,000)            --               --             --         (700,000)

Net income                                  949,704       1,424,556              --             --        2,374,260
                                        ------------    ------------    ------------    ------------    ------------
Balance at December 31, 2001              1,256,782     $ 1,760,726              --             --        3,017,508

Grant of Class C member interests               --              --           600,000       (600,000)            --

Amortization of deferred
  compensation to Class C members               --              --               --         405,000         405,000

Distributions                            (1,676,978)     (2,391,022)        (452,000)           --       (4,520,000)

Net income                                2,199,339       3,299,008          610,927            --        6,109,274
                                        ------------    ------------    -------------   ------------    ------------
Balance at December 31, 2002            $ 1,779,143     $ 2,668,712     $    758,927    $  (195,000)    $ 5,011,782
                                        ============    ============    =============   ============    ============


See accompanying notes to consolidated financial statements.

                                  WIZKIDS, LLC
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2002 and 2001


                                                            2002            2001
                                                            ----            ----
Cash flows from operating activities:
  Net income                                            $ 6,109,274     $ 2,374,260
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                          79,196          45,181
      Amortization of deferred compensation
         to Class C members                                 405,000             --
      Losses and impairment in equity method investee       100,000             --
      Disposition of assets                                     --          250,000
      Change in certain assets and liabilities:
        Trade receivables                                  (309,309)       (676,549)
        Inventories                                      (1,798,396)       (642,430)
        Prepaid royalties                                    99,500        (190,000)
        Deposits and prepaid expenses                       (12,116)       (207,111)
        Other assets                                            990          94,562
        Accounts payable                                    345,197         108,878
        Accrued expenses                                  1,106,313         210,172
                                                        ------------    ------------
          Net cash provided by operating activities       6,125,649       1,366,963
                                                        ------------    ------------

Cash flows from investing activities:
  Purchases of property and equipment                      (348,156)       (164,809)
  Other assets                                              (50,000)       (165,000)
  Cash paid for purchase of assets                               --        (250,000)
  Repayments of receivables from members                    379,294             --
  Receivables from members                                 (357,000)        (22,294)
                                                         -----------    ------------
          Net cash used in investing activities            (375,862)       (602,103)
                                                         -----------    ------------

Cash flows from financing activities:
  Proceeds from short-term borrowings                           --          200,000
  Payments on short-term borrowings                        (200,000)       (200,000)
  Payment of loans from members                            (252,895)        (47,105)
  Distributions to members                               (4,520,000)       (700,000)
                                                         -----------    ------------
    Net cash used in financing activities                (4,972,895)       (747,105)
                                                         -----------    ------------
Net increase in cash                                        776,892          17,755
Cash at beginning of year                                   121,085         103,330
                                                         -----------    ------------
Cash at end of year                                      $  897,977     $   121,085
                                                         ===========    ============

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                 $   16,224     $    46,978
                                                         ===========    ============

See accompanying notes to consolidated financial statements.

                           WIZKIDS, LLC AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001


(1)  Description of Business and Summary of Significant Accounting Policies

     (a)  Description of Business

          Wizkids, LLC, a limited liability company, was formed and began operations on May 10, 2000. The Wizkids, LLC managing member is also the chief executive officer. Under the terms of the limited liability company agreement, no member is individually liable for the debts, obligations or liabilities of Wizkids, LLC. Wizkids, LLC has perpetual existence unless terminated earlier, under certain circumstances.

          The consolidated financial statements include the accounts of Wizkids, LLC and its wholly owned subsidiary, Wizkids Ohio, LLC (collectively, the "Company" or "WizKids"). All intercompany accounts and transactions have been eliminated. WizKids designs and sells collectible miniature games, primarily to the hobby market through distributors and retailers. The Company is headquartered in Bellevue, Washington with additional facilities in Cincinnati, Ohio.

     (b)  Use of Estimates

          The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  Inventories

          Inventories are primarily comprised of finished goods and are stated at the lower of cost (first in, first out) or market. Inventory costs consists primarily of the costs charged by our primary third party manufacturer together with the cost we incur for tooling and molds consumed in the manufacturing process.

     (d)  Trade Receivables

          Trade receivables are recorded at the invoiced amount, net of anticipated early-pay discounts, and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing trade receivables. The Company determines the allowance based on historical write-off experience. The Company reviews its allowance for doubtful accounts at least monthly. Past due balances over a specified amount are reviewed individually for collectibility. Receivable balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

     (e)  Property and Equipment

          Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives:

                                                Estimated useful life
                                                ---------------------

             Software                                   3 years
             Equipment                                4-5 years
             Furniture and fixtures and           Shorter of 7 years
                leasehold improvements              or term of lease

          Expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in results of operations.

     (f)  Concentrations

          The Company's customers are located worldwide with concentrations in North America, Europe, and Asia. The Company had aggregate sales, denominated in U.S. dollars, to foreign customers of 16% and 17% in 2002 and 2001, respectively. There were no significant sales to customers in any one foreign country in 2002 and 2001.

          Two domestic customers accounted for 23% and 14% of trade receivables at December 31, 2002 and 20% and 13% of sales during 2002, respectively. No other customers accounted for more than 10% of sales in 2002 or of trade receivables at December 31, 2002.

          Two domestic customers accounted for 30% and 18% of trade receivables at December 31, 2001 and 15% and 16% of sales during 2001, respectively. No other customers accounted for more than 10% of sales in 2001 or of trade accounts receivable at December 31, 2001.

          In 2002 and 2001, the Company purchased approximately 99% and 98%, respectively, of its merchandise overseas from one supplier located in China. The Company's sales and purchases are denominated in U.S. dollars. The Company records inventory at the time product is shipped. Prior to shipment, the Company places orders for its product with its suppliers based on expected sales. In the event that the Company decreases its order prior to shipment, the Company may be obligated to pay for some or all of the order placed. This obligation will depend on the timing of the change in the order and the degree to which product is completed by its suppliers. At any one time, the Company normally has approximately two months of product ordered but not yet shipped.

     (g)  Income Taxes

          As a limited liability company, the Company is treated as a partnership for federal income tax reporting. Accordingly, the Company is not required to pay federal income taxes. Instead, the income and losses of the Company are allocated to its members for inclusion in their respective federal income tax returns. Accordingly, no income tax provision or benefit is reflected in the financial statements, as they are the obligations or benefits of the members.

     (h)  Research and Development

          Research and development costs are expensed as incurred.

    (i)  Advertising

          The Company expenses the costs of advertising as incurred. The Company recognized advertising expense, which includes sponsored organized play events, of $1,711,188 in 2002 and $262,357 in 2001.

     (j)  Revenue Recognition

          The Company recognizes revenue, net of estimated returns and discounts, when product is shipped. Under certain circumstances, the Company allows for limited product returns. An accrual for estimated sales returns is made in these instances.

     (k)  Guarantees

     In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 provides expanded accounting guidance surrounding liability recognition and disclosure requirements related to guarantees, as defined by this Interpretation. The Company adopted FIN No. 45 during December 2002. In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FIN No. 45 except for standard indemnification provisions that are contained within many of the Company's licensing agreements and for the Company's product warranty. These give rise only to the disclosure requirements prescribed by FIN No. 45. Indemnification and provisions contained within the Company's licensing agreements are generally consistent with those prevalent in the Company's industry. The duration of the Company's product warranty is for a year after manufacture. The Company has not incurred significant obligations under indemnification or warranty provisions historically and the Company does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification or warranty-related obligations. In addition, as discussed in note 8(b), the Company has future minimum royalties due of $240,847 at December 31, 2002

     (l)  Equity Interest

          During 2002, the Company granted an equity interest in the Company to certain employees. The awards, which have an exercise price of zero, vest over a period of three years. The Company applies the method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan equity interest awards. Under this method, compensation expense is recorded on the date of grant if the current market price of the underlying equity interest exceeds the required investment for such interest. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans or, as applicable to the Company, equity interest awards. As allowed by SFAS No. 123, the Company has elected to continue to apply the method of accounting prescribed by APB Opinion No. 25, and has adopted only the disclosure requirements of SFAS No. 123. Had compensation cost been determined consistent with SFAS No. 123, under the minimum value approach, the Company's net income for the year ended December 31, 2002 would not have been significantly impacted.

     (m)  Investment in WizKids Games

          The Company's investment in WizKids Games is accounted for by the equity method. During 2002, the investment of $60,000 was reduced to zero due to the Company recording its proportionate share of losses and due to an other-than-temporary decline in fair value based upon a review of qualitative and quantitative factors surrounding the financial condition of WizKids Games.

     (n)  Impairment of Long-Lived Assets

          SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1,
          2002. The adoption of SFAS No. 144 did not affect the Company's financial statements.

          In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. To date, no adjustments to the carrying value of the Company's long-lived assets have been required.

          Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

     (o)  Fair Value of Financial Instruments

          At December 31, 2002 and 2001, the Company's financial instruments consist of cash, accounts receivable, receivable from member, trade accounts payable, accrued expenses, short-term borrowings and loans from members. The fair values of these instruments approximate their carrying value based on their liquidity or short maturity.

     (p)  Segment Reporting

          Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company's management. For all periods presented the Company operated as a single segment.

(2)  Members' Equity

     Wizkids, LLC has three classes of interest holders. Class A members have voting rights and are those members that have made a capital contribution to the Company. Class B members are family members of Class A members working for WizKids and an independent game designer. Class C members are employees of the Company who are not Class A or B members, and were admitted on January 1, 2002 for a total ownership percentage of 10%.

     The limited liability agreement states that the issuance of Class C member interests is at the discretion of the Manager of the Company.

     Distributions of cash flow, capital proceeds and allocations of profit or loss to the A and B members were as follows until January 1, 2002 when the Class C members were admitted:

          Class A and B members first receive priority distributions until these members have received an amount equal to their capital contribution.
          Second, Class A members share distributions equally with Class B members until the Class A members have received an additional 30% of their original capital contribution. Third, Class A members receive 45% and Class B members 55% of distributions until Class A members have received an additional 10% of their original capital contribution. All distributions afterward are made 40% to Class A members and 60% to Class B members. Allocations of profits and losses are made based on the distribution priorities, beginning with the second step above.

     Afterthe admittance of the Class C members, distributions after the first step above are modified such that in the second step Class A and B members each received 45% and Class C members 10%, and in the third step Class A, B and C members receive 40.5%, 49.5% and 10%, respectively. Subsequent to step three, distributions are made 36% to the Class A members, 54% to Class B members and 10% to Class C members and Class A and B members will receive a priority distribution upon liquidation or sale of the Company of $8,042,492 above their capital contribution, which results from the difference of the fair value of the Company in excess of book value upon the admission of the Class C members.

     The Class C interests are subject to a vesting schedule such that the 20% of the interest is vested on the issuance date, 45% is cumulatively vested after the first anniversary of the issuance date but on or prior to the second anniversary of the issuance date, 70% is cumulatively vested after the second anniversary of the issuance date but on or prior to the third anniversary of the issuance date and 100% is cumulatively vested after the third anniversary of the issuance date. The Class C interests vest 100% upon the Company entering into an agreement to sell all or substantially all the assets of the Company, upon the sale of substantially all the intellectual property assets of the Company, upon the sale of a majority of the membership rights of the Company, upon the merger, consolidation or combination of the Company with another entity in which the Company is not the survivor, upon the filing of a registration statement for an initial public offering, or upon the resignation or removal of the Manager of the Company. In addition, if a Class C member is terminated without cause and an event occurs, which would have resulted in 100% vesting, within six months of termination, the Class C member's interest will retroactively vest 100%.

     Upon the admission of the Class C members, the Company recognized total compensation expense of $600,000 for the fair value of the interests granted as determined by management and based in part on an appraisal. This value is being recognized over the vesting periods of the Class C interests in accordance with FIN No. 28, on an accelerated basis over the vesting period of the applicable interests. Under this method, approximately 67.5% of the deferred compensation to Class C members is recognized in the first 12 months, 22.5% in the second 12 months, and 10.0% in the third 12 months.

     The Company has the right to purchase the Class C interests upon the resignation, termination for cause, death or disability of the Class C member at fair value.

     One of the Class A Members has been designated Manager of the Company. The Manager has full, exclusive, and complete discretion, power, and authority to manage, control, administer and operate the business and affairs of the Company. Consent of Class A Members is required for certain decisions made by the Manager, including those with a cost or expense to the Company of over $250,000. A vote of greater than 75% of the Class A members is required for removal of the Manager; however, the current Manager has a Class A interest of more than 25%.

(3)  Line of Credit

     At December 31, 2002 the Company has available a revolving line of credit totaling $2,500,000 that expires July 1, 2003 at which time all amounts outstanding become due. The interest rate is the prime rate plus 0.5%, which was 4.50% at December 31, 2002. Borrowings under the line at December 31, 2002 and 2001 were $0 and $200,000, respectively, and are secured by trade receivables and inventories. This facility allows the Company to borrow up to the lesser of 80% of eligible trade receivables (Eligible Receivables) or $2,500,000. The Company also has a standby letter of credit under this facility for an amount up to (a) the lesser of Eligible Receivables plus 25% of eligible inventories up to $450,000 or (b) $1,500,000. The standby letter of credit outstanding at December 31, 2002 totaled $1,500,000.

     The line of credit agreement contains financial covenants related to net worth, working capital and net income and limits distributions to members without prior approval. As of December 31, 2002, the Company was in compliance with the covenants.

(4)  Loans from Members

     The Company had loans from members of $252,895 at December 31, 2001. The loans accrued interest at an annual rate of 11.5%. Interest and principal payments were due monthly through December 31, 2005. Interest expense on the loans amounts to $10,400 and $38,666 in 2002 and 2001, respectively. The loans and all accrued interest were paid during 2002.

(5)  Loans to Members

     During 2002 and 2001 the Company loaned certain members, including the Manager, amounts totaling $357,000 and $22,294, respectively, for the payment of personal taxes. These funds were repaid in 2002. Interest income related to these loans totaled $5,917 and $0 in 2002 and 2001, respectively.

(6)  Property and Equipment

     Property and equipment consist of the following at December 31:

                                           2002            2001
                                        ---------       ---------
        Equipment                       $ 264,840       $ 144,556
        Furniture, fixtures and
          leasehold improvements          217,474           6,969
        Software                           69,486          52,119
                                        ---------       ---------
                                          551,800         203,644
        Less accumulated depreciation
           and amortization               120,584          44,869
                                        ---------       ---------
        Property and equipment, net     $ 431,216       $ 158,775
                                        =========       =========

     Total depreciation and amortization expense for the years ended December 31, 2002 and 2001 on property and equipment was $75,715 and $41,999, respectively.


(7)  Accrued Expenses

     Accrued expenses consist of the following at December 31:

                                           2002             2001
                                        ----------       ----------

        Royalties                       $  653,563       $     --
        Payroll                            473,996           90,000
        Sales return allowance
           and commissions                 191,029              --
        Marketing expenses                  19,895           61,000
        Insurance                              --            48,227
        Other                                1,243           34,186
                                         ---------       ----------
                                        $1,339,726       $  233,413
                                        ==========       ==========

(8)  Commitments

     (a)  Leases

          The Company leases facility space under noncancelable operating leases with expiration dates through October 2006. Aggregate minimum lease payments under these agreements are as follows at December 31, 2002:

                                2003            $  276,911
                                2004               405,888
                                2005               405,888
                                2006               331,990
                                                ----------
                                                $1,420,677
                                                ==========

          Total rent expense for 2002 and 2001 was $195,602 and $142,810, respectively.

     (b)  Royalty Payments

          During 2001, the Company entered into multiple royalty arrangements with third parties which enable the Company to incorporate the intellectual designs owned by such third parties in their collectible miniature games. The arrangements are structured such that the Company will owe the greater of; (i) 10% to 12% of the revenue earned through the incorporation of said designs, or (ii) set minimum annual royalties over a period of five years. The arrangements expire between December 31, 2004 and December 31, 2005. The royalty arrangements are transferable in the event of a sale, merger or transfer of greater than 50% of the assets or ownership interests of the Company subject to the approval of the third parties on an individual basis. The royalties are recognized as costs of sales as the related revenue is generated. During 2002 and 2001, the Company paid $1,049,165 and $190,000, respectively, under these arrangements. Future minimum royalties due under the arrangements are $240,847 at December 31, 2002.

     (c)  Related Party Royalty Commitment

          See discussion on purchase of intellectual property rights in note 9.

(9)  Related Party Transactions

     (a)  Purchase of Miniature Collectible Metal Manufacturing Company

          On March 14, 2001, the Company purchased certain assets of a metals manufacturing business for $250,000 from a company controlled by two of the members, including the Manager, of WizKids. The assets were primarily molds and equipment used in the manufacturing process. The purchase price was allocated to the identifiable assets purchased based on their estimated fair values as follows:

                Molds and tooling               $  215,165
                Office equipment                    18,875
                Manufacturing equipment             15,960
                                                ----------
                                                $  250,000
                                                ==========


          As part of the purchase agreement, WizKids granted a security interest in certain purchased assets and guaranteed payments under a $450,000 note payable by the seller to a previous owner of the metals manufacturing business in the event that the seller failed to make payments when due. The agreement required WizKids to pay any royalties owed as discussed in note 9(b) directly to the previous owner up to the amount of the note, at which time the security interest in the purchased assets and the note payment obligation terminate. During 2002, WizKids was notified that the note was in default and settled the seller's entire obligation, which had been reduced to $175,000, by paying $175,000 of royalties that the Company owed to the seller directly to the previous owner.

          On December 7, 2001, the manufacturing equipment and related assets were transferred to several employees of Wizkids Ohio, LLC and their employment with Wizkids Ohio, LLC was terminated. In exchange, WizKids will receive future royalty payments on certain metals products. The carrying value of the assets transferred of approximately $250,000 was charged to general and administrative expense. Contingent consideration, in form of royalty payments, will be recognized as income if and when realized. At the time the transaction was consummated, management was unable to determine the value of royalties to be received because such royalties are contingent upon the former employees' ability to generate sales. As of December 31, 2002, no material royalties had been earned.

     (b)  Purchase of Intellectual Property Rights

          On March 14, 2001, WizKids purchased intellectual property rights for multiple properties from a company controlled by two of the members, including the Manager, of WizKids. The Company paid $75,000 and also committed to pay future royalties of 10% on any product sales and 50% of sublicensing fees related to these multiple properties, which include Battletech and Shadowrun. The total amount of royalty payments owed is capped at $5,000,000 with certain limitations on this amount. In the event of a sale of the Company, the agreement provides for potential reductions in the cap amount of $5,000,000 followed by immediate payment of the reduced amount. The Company's obligation to make such royalty payments is contingent upon sales of the related products. $531,975 and $0 of royalties were incurred for the years ended December 31, 2002 and 2001, respectively.

     (c)  Investment in WizKids Games

          In November 2001, the Company invested $60,000 in WizKids Games, LLC (WizKids Games). WizKids Games operates a retail game store located in Redmond, Washington. In addition to its investment, WizKids transferred its e-commerce business to WizKids Games and committed to loan up to $50,000, at prime rate plus two percent. During 2002, the investment balance was reduced to zero due to the Company recording its proportionate share of losses and due to an other-than-temporary decline in fair value based upon a review of qualitative and quantitative factors surrounding the financial condition of WizKids Games. Also during 2002, $50,000 was loaned to WizKids Games in addition to $30,000 loaned in 2001. These loans were reduced to their estimated recoverable value of $40,000 during 2002. The loans to WizKids Games were modified in 2002 such that they carry interest at 6.75% and are due on demand however; WizKids expects the loan to remain outstanding in excess of one year. The investment and loans are included in other assets in 2002 and 2001. During 2002 and 2001, the Company recorded sales to WizKids Games in the amount of $135,276 and $11,304 respectively. WizKids sells product to WizKids Games under substantially the same terms as its other customers. The Manager of WizKids has an ownership interest in WizKids Games of approximately 20%. At December 31, 2002, WizKids ownership interest in WizKids Games was approximately 44% and is accounted for under the equity method. Losses and impairments are included with general and administrative expense and the investment and loans are included with other assets. The assets and liabilities of WizKids Games at December 31, 2002 and 2001 and results of operations for the years then ended were not significant to WizKids.

                                  WIZKIDS, LLC
                                 AND SUBSIDIARY

                      Condensed Consolidated Balance Sheets
                                 March 31, 2003
                                   (Unaudited)

                                                         March 31,      December 31,
                                                           2003             2002
                                                        ----------      ------------
                                     Assets
Current assets:
  Cash                                                  $  802,548      $  897,977
  Trade receivables, less allowance of $99,577 and
     $182,078 in 2003 and 2002, respectively             2,828,365       2,070,035
  Inventories                                            3,054,409       3,206,352
  Prepaid royalties                                        135,333          90,500
  Deposits and prepaid expenses                            219,666         228,797
                                                        ----------       ---------
     Total current assets                                7,040,321       6,493,661

Property and equipment, net                                509,759         431,216
Other assets                                               115,000         145,013
                                                        ----------      ----------
                                                        $7,665,080      $7,069,890
                                                        ==========      ==========

                         Liabilities and Members' Equity
Current liabilities:
  Trade accounts payable                                $1,100,748      $  718,382
  Accrued expenses                                       1,461,424       1,339,726
                                                        ----------      ----------
     Total current liabilities                           2,562,172       2,058,108
Commitments                                                    --              --
Members' equity                                          5,102,908       5,011,782
                                                        ----------      ----------
                                                        $7,665,080      $7,069,890
                                                        ==========      ==========

See accompanying notes to unaudited condensed consolidated financial statements.

                                  WIZKIDS, LLC
                                 AND SUBSIDIARY

                 Condensed Consolidated Statements of Operations
                Three Month Period Ended March 31, 2003 and 2002
                                   (Unaudited)

                                           2003            2002
                                           ----            ----
Net sales                               $6,678,824      $3,302,206
Cost of sales                            3,345,419       1,812,031
                                        ----------      ----------
Gross profit                             3,333,405       1,490,175

Operating expenses:
  General and administrative             1,878,869         980,762
  Sales and marketing                    1,367,031         791,801
                                        ----------      ----------
     Total operating expenses            3,245,900       1,772,563
                                        ----------      ----------
     Operating income (loss)                87,505        (282,388)
                                        ----------      ----------
Other income (expenses):
  Interest expense                             --           (7,358)
  Interest income                            3,620           2,585
                                        ----------      -----------
     Net income (loss)                  $   91,125      $ (287,161)
                                        ==========      ===========


See accompanying notes to unaudited condensed consolidated financial statements.


                                  WIZKIDS, LLC
                                 AND SUBSIDIARY

                 Condensed Consolidated Statements of Cash Flows
                Three Month Period Ended March 31, 2003 and 2002
                                   (Unaudited)

                                                            2003            2002
                                                            ----            ----
Cash flows from operating activities:
  Net income (loss)                                     $   91,125      $ (287,161)
  Adjustments to reconcile net income (loss)
  to net cash provided by operating activities:
     Depreciation and amortization                          47,551          17,184
     Amortization of deferred compensation
        to Class C members                                     --              --
     Losses and impairment in equity method investee           --              --
     Disposition of assets                                     --              --
     Change in certain assets and liabilities:
        Trade receivables                                 (758,330)      1,022,713
        Inventories                                        151,943        (775,993)
        Prepaid royalties                                  (44,833)        (50,000)
        Deposits and prepaid expenses                        9,131        (137,729)
        Accounts payable                                   382,366          12,056
        Accrued expenses                                   121,697         207,428
                                                        -----------     -----------
           Net cash provided by operating activities           650           8,498
                                                        -----------     -----------

Cash flows from investing activities:
   Purchases of property and equipment                    (117,402)        (13,919)
   Other assets                                             21,323             745
                                                        -----------     -----------
           Net cash used in investing activities           (96,079)        (13,174)
                                                        -----------     -----------
Cash flows from financing activities:
     Proceeds from short-term borrowings                       --              --
     Payments on short-term borrowings                         --              --
     Payment of loans from members                             --          (16,939)
     Distributions to members                                  --              --
                                                        ------------    -----------
           Net cash used in financing activities               --          (16,939)
                                                        ------------    -----------
           Net decrease in cash                             (95,429)       (21,615)

Cash at beginning of period                                 897,977        121,085
                                                        ------------    -----------
Cash at end of period                                   $   802,548     $   99,470
                                                        ============    ===========

Supplemental disclosures of cash flow information:
   Cash paid during the period for interest             $       --      $    7,358
                                                        ============    ===========

See accompanying notes to unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(a)  Summary of Significant Accounting Policies

     The accompanying unaudited condensed consolidated financial statements as of March 31, 2003 and for the three-month periods ended March 31, 2003 and 2002 have been prepared by Wizkids, LLC and its subsidiaries (the
     "Company") pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments which are, in the opinion of management, considered necessary for a fair presentation. Operating results for the thirteen weeks ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information refer to the consolidated financial statements and notes thereto in the Company's annual report for the year ended December 31, 2002.

(b)  Concentrations

     The Company's customers are located worldwide with concentrations in North America, Europe, and Asia. The Company had aggregate sales, denominated in U.S. dollars, to foreign customers of 17% and 30% in the periods ended March 31, 2003 and 2002, respectively. There were no significant sales to customers in any one foreign country in 2002 and 2001.

     Two domestic customers accounted for 22% and 12% of trade receivables at March 31, 2003 and 19% and 11% of sales in the period ended March 31, 2003, respectively. No other customers accounted for more than 10% of sales in the period ended March 31, 2003 or of trade receivables at March 31, 2003.

     Two domestic customers accounted for 23% and 14% of trade receivables at December 31, 2002 and 19% and 11% of sales in the period ended March 31, 2002, respectively. No other customers accounted for more than 10% of sales in the period ended March 31, 2002 or of trade receivables at December 31, 2002.

     In the periods ended March 31, 2003 and 2002, respectively, the Company purchased approximately 99% and 98%, respectively, of its merchandise overseas from one supplier located in China. The Company's sales and purchases are denominated in U.S. dollars. The Company records inventory at the time product is shipped. Prior to shipment, the Company places orders for its product with its suppliers based on expected sales. In the event that the Company decreases its order prior to shipment, the Company may be obligated to pay for some or all of the order placed. This obligation will depend on the timing of the change in the order and the degree to which product is completed by its suppliers. At any one time, the Company normally has approximately two months of product ordered but not yet shipped.

(c)  Line of Credit

     At March 31, 2003 the Company has available a revolving line of credit totaling $2,500,000 that expires July 1, 2003 at which time all amounts outstanding become due. The interest rate is the prime rate plus 0.5%, which was 4.25% at March 31, 2003. Borrowings under the line at December 31, 2002 and 2001 were $0 and $200,000, respectively, and are secured by trade receivables and inventories. This facility allows the Company to borrow up to the lesser of 80% of eligible trade receivables (Eligible Receivables) or $2,500,000. The Company also has a standby letter of credit under this facility for an amount up to (a) the lesser of Eligible Receivables plus 25% of eligible inventories up to $450,000 or (b)
     $1,500,000. The standby letter of credit outstanding at March 31, 2003 totaled $0.

     The line of credit agreement contains financial covenants related to net worth, working capital and net income and limits distributions to members without prior approval. As of March 31, 2003, the Company was in compliance with the covenants.

(d)  Subsequent Event

     On July 9, 2003 The Topps Company, Inc. purchased the assets of WizKids. The total consideration payable by The Topps Company, Inc. to the WizKids' shareholders will be comprised of $29.5 million in cash, offset by a purchase price adjustment, if any, as defined, based on the level of WizKids working capital at the Closing.

EXHIBIT 99.3


Pro Forma Condensed Combining Financial Information for The Topps Company, Inc. and Wizkids, LLC



INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION


Unaudited Pro Forma Condensed Combining Balance Sheet
   as of May 31, 2003                                                   25

Unaudited Pro Forma Condensed Combining Statement of Operations
   for the year ended March 1, 2003                                     26

Unaudited Pro Forma Condensed Combining Statement of Operations
   for the thirteen week period ended May 31, 2003                      27

Notes to Unaudited Pro Forma Condensed Combining Financial
   Information                                                          28

The following unaudited pro forma condensed combining financial statements have been prepared to give effect to the proposed business combination of the Topps Company, Inc. ("Topps" or the "Company") and Wizkids, LLC ("WizKids") using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combining financial statements. These pro forma statements were prepared as if the business combination had been completed as of May 31, 2003 for balance sheet purposes and as of March 3, 2002 for statements of operations purposes.

The unaudited pro forma condensed combining financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the business combination occurred as of May 31, 2003 for balance sheet purposes and as of March 3, 2002 for statements of operation purposes, nor is it necessarily indicative of future financial position or results of operations. The pro forma condensed combining financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of WizKids, before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the business combination and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma condensed combining financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially based upon the final allocation.

These unaudited pro forma condensed combining financial statements are based upon the respective historical consolidated financial statements of Topps and WizKids and should be read in conjunction with the historical consolidated financial statements of both entities and related notes.

THE TOPPS COMPANY, INC. AND SUBSIDIARIES
UNAUDITED PROFORMA CONDENSED COMBINING BALANCE SHEET

                             (amounts in thousands)

                                                          Topps           WizKids                               Pro Forma
                                                          As of            As of         Pro Forma                As of
                                                      May 31, 2003    March 31, 2003    Adjustments  Notes     May 31, 2003
                                                     -------------    --------------    -----------  -----     ------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                            $ 113,910       $      803      $  (27,656)   1a
                                                                                            (2,000)   1c        $  85,057
   Accounts receivable, net                                25,068            2,897              -                  27,965
   Inventories                                             30,887            3,131             200    1b(6)        34,218
   Deferred tax assets and income tax receivable            4,325               -               -                   4,325
   Prepaid expenses and other current assets               10,761              355           2,000    1b(5)        13,116
                                                        ---------       ----------      -----------             ----------
      TOTAL CURRENT ASSETS                                184,951            7,186         (27,456)               164,681
                                                        ---------       ----------      -----------             ----------


NET PROPERTY, PLANT & EQUIPMENT                            14,465              510              -                  14,975

GOODWILL                                                   48,839               -           17,100    1b(2)
                                                                                               784    1b(4)        66,723
INTANGIBLE ASSETS                                           5,996               -            6,200    1b(3)        12,196
OTHER ASSETS                                                8,989              115              -                   9,104
                                                        ---------       ----------      -----------             ----------
        TOTAL ASSETS                                    $ 263,240       $    7,811      $   (3,372)             $ 267,679
                                                        =========       ==========      ===========             ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                     $   8,729       $    1,101      $       -               $   9,830
   Accrued expenses and other liabilities                  24,189            1,665             620    1a(3)
                                                                                               784    1b(4)        27,258
   Income taxes payable                                     4,402              269              -                   4,671
                                                        ---------       ----------      ----------              ----------
      TOTAL CURRENT LIABILITIES                            37,320            3,035           1,404                 41,759
                                                        ---------       ----------      ----------              ----------

DEFERRED INCOME TAXES                                          -                -               -                      -
OTHER LIABILITIES                                          23,077               -               -                  23,077
                                                        ---------       ----------      ----------              ----------
        TOTAL LIABILITIES                                  60,397            3,035           1,404                 64,836
                                                        ---------       ----------      ----------              ----------
STOCKHOLDERS' EQUITY:
 Preferred stock, par value $.01 per share
   authorized 10,000,000 shares, none issued
 Common stock, par value $.01 per share,                      492               -               -                     492
   authorized 100,000,000 shares; issued 49,244,000
   shares, less 8,564,000 shares in Treasury Stock
 Additional paid-in capital                                27,475               -               -                  27,475
 Treasury stock, at cost                                  (80,678)              -               -                 (80,678)
 Retained earnings                                        266,398             4,776         (4,776)  1b(1)        266,398
 Minimum pension liability adjustment                     (10,529)              -               -                 (10,529)
 Cumulative foreign currency adjustment                      (315)              -               -                    (315)
                                                        ----------      -----------     -----------             ----------
      TOTAL STOCKHOLDERS' EQUITY                          202,843             4,776         (4,776)               202,843
                                                        ----------      -----------     -----------             ----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 263,240       $     7,811     $   (3,372)             $ 267,679
                                                        ==========      ===========     ===========             ==========

 See Notes to unaudited proforma condensed combining financial information.

THE TOPPS COMPANY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINING
STATEMENTS OF OPERATIONS
   (amounts in thousands, except share data)

                                                        Topps             WizKids                                 Pro Forma
                                                 Fiscal Year Ended   Fiscal Year Ended       Pro Forma         Fiscal Year Ended
                                                    March 1, 2003    December 31, 2002    Adjustments  Notes     March 1, 2003
                                                 -----------------   -----------------    -----------  -----   -----------------
Net sales                                           $  290,079          $   32,709         $      -                $  322,788
Cost of sales                                          188,345              15,977               200    2a            204,522
                                                    ----------          ----------         ----------              ----------
   Gross profit on sales                               101,734              16,732              (200)                 118,266

Other income, net                                          184                  -                  -                      184
Selling, general and administrative expenses            81,136              10,629              1,533   2a             93,298
                                                    ----------          ----------         -----------             ----------
   Income from operations                               20,782               6,103             (1,733)                 25,152

Interest income, net                                     2,516                   6                 -                    2,522
                                                     ---------          ----------         -----------             ----------
Income before provision for income taxes                23,298               6,109             (1,733)                 27,674

Provision for income taxes                               6,362                  -               1,531   2b              7,893
                                                    ----------          ----------         -----------             ----------
   Net income                                       $   16,936          $    6,109         $   (3,264)             $   19,781
                                                    ==========          ==========         ===========             ==========

Basic Net income per share                               $0.41                                                         $0.48
Diluted Net income per share                              0.40                                                          0.47

Weighted average shares outstanding - Basic         41,353,000                                                    41,353,000
Weighted average shares outstanding -               42,065,000                                                    42,065,000
Diluted


See Notes to unaudited proforma condensed combining financial information.

THE TOPPS COMPANY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINING
STATEMENTS OF OPERATIONS
   (amounts in thousands, except share data)

                                                  Topps               WizKids                                    Pro Forma
                                              Thirteen Weeks     Three Months Ended      Pro Forma             Thirteen Weeks
                                            Ended May 31, 2003      March 31, 2003      Adjustments  Notes   Ended May 31, 2003
                                            ------------------  --------------------    -----------  -----   ------------------
Net sales                                         $  76,112           $   6,679           $       -               $  82,791
Cost of sales                                        47,771               3,806                  50     2a           51,627
                                                  ----------          ----------          -----------             ----------
   Gross profit on sales                             28,341               2,873                 (50)                 31,164

Other income, net                                       398                   7                   -                     405
Selling, general and administrative expenses         24,356               3,120                 383     2a           27,859
                                                  ----------          ----------          -----------             ----------
   Income from operations                             4,383                (240)               (433)                  3,710

Interest income, net                                  1,034                   4                  -                    1,038
                                                  ----------          ----------          -----------             ----------
Income before provision for income taxes              5,417                (236)               (433)                  4,748

Provision for income taxes                            1,896                  -                 (264)   2b             1,632
                                                  ----------          ----------          -----------             ----------
   Net income                                     $   3,521           $    (236)               (169)              $   3,116
                                                  ==========          ==========          ===========             ==========

Basic Net income per share                            0.09                                                            0.08
Diluted Net income per share                          0.08                                                            0.08

Weighted average shares outstanding - Basic       40,694,000                                                      40,694,000
Weighted average shares outstanding - Diluted     41,480,000                                                      41,480,000

 See Notes to unaudited proforma condensed combining financial information.

                             THE TOPPS COMPANY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION


1.   Basis of Presentation.

On July 9, 2003 (the "Closing"), The Topps Company, Inc. ("Topps" or "the Company") purchased the assets of Wizkids, LLC ("WizKids"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 23, 2003, among WizKids, Topps, Topps Enterprises, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), Topps Finance, Inc., a wholly owned subsidiary of Topps Enterprises, Inc, and The Member Representative, the Company acquired WizKids through a merger ("the Merger") of WizKids with and into Merger Sub. Upon consummation of the Merger, the separate corporate existence of Wizkids ceased and the name of Merger Sub was changed to WizKids, LLC ("New WizKids"), a Delaware corporation.

WizKids designs and sells collectible miniature games, primarily to the hobby market through distributors and retailers. The Company is headquartered in Bellevue, Washington with additional facilities in Cincinnati, Ohio.

The total consideration payable by the Company to the WizKids' shareholders will be comprised of $29.5 million in cash, offset by a purchase price adjustment, if any, as defined, based on the level of WizKids working capital at the Closing. The working capital adjustment will be the amount by which net working capital at the Closing is greater than or less than the required $3,700,000 benchmark level. $26,284,469 was paid at Closing to the shareholders of Wizkids based on a preliminary negative working capital adjustment of $1,215,531.

The Company entered into an employment agreement with Jordan Weisman, the majority shareholder and founder of Wizkids, for a forty-eight month period following the Closing. As part of this employment agreement, an additional $2 million of consideration was paid to Mr. Weisman, is being accounted for as deferred compensation expense and is being amortized over four years. As an additional part of his employment agreement, Mr. Weisman is entitled to additional contingent payments during the forty-eight months subsequent to the closing equal to 2% of WizKids' annual net revenue, assuming that certain revenue and operating margin targets are met. In addition, Mr. Weisman was granted 200,000 options to acquire the Company's common stock, which were granted at fair market value on the date of grant and are vested over a four-year period. Subsequently, the number of options was reduced to 165,000 with the same terms in an amendment to the employment agreement.

The accompanying unaudited pro forma condensed combining financial information is presented for illustrative purposes and is not necessarily indicative of the results of operations that would have been reported if the combination had been completed as presented in the accompanying unaudited pro forma condensed combining balance sheet and statement of operations. The results of operations of WizKids will be consolidated with the results of operations of the Company for all periods subsequent to the acquisition date of July 9, 2003, (the "Closing"). The unaudited pro forma condensed combined financial information presented is based on, and should be read in conjunction with, the historical financial statements and the related notes thereto for both the Company and WizKids.

The pro forma condensed combining financial information included herein does not reflect any contingent consideration that may be paid in the future. The actual amount of future consideration will be recognized as compensation expense in the period in which the contingency is recognized.

Topps operates under a 52/53 week fiscal year. Its most recent fiscal year ended on March 1, 2003 and, and its most recent unaudited thirteen week period in its fiscal year 2004 ended on May 31, 2003. For the purpose of the presentation of the condensed combining proforma financial information, WizKids' most recent fiscal year ended December 31, 2002 and its most recent unaudited three month period ended March 31, 2003 have been combined with Topps' annual and thirteen week periods noted previously.

The allocation of the initial purchase price consideration paid at Closing to the assets acquired and liabilities assumed included in the pro forma condensed combining financial information is based upon preliminary estimates of the fair market value of the acquired assets and assumed liabilities. These estimates of fair market value may change based upon completion of the Company's valuation of the WizKids' assets and liabilities.

The following table sets forth the components of the purchase price:

        Total consideration                             $ 29,500,000
        Less: preliminary working capital adjustment      (1,215,531)
              deferred compensation agreement             (2,000,000)
                                                        -------------
        Cash paid at closing to shareholders            $ 26,284,469
        Purchase of license                                1,291,130
        Estimated transaction costs                          700,000
                                                        -------------
        Total purchase price                            $ 28,275,599
                                                        =============


The following table provides the preliminary estimated fair value of the acquired assets and liabilities assumed based upon WizKids' July 9, 2003 balance sheet:

        Current assets                                  $  8,041,851
        Property and equipment                               564,743
        Other assets                                         115,000
        Liabilities assumed, current                      (5,426,072)
                                                        -------------
        Fair value of assets acquired                      3,295,522
                                                        -------------
        Cost in excess of fair value of
          net assets acquired                             24,980,077
        Less: Intangible assets                            6,200,000
              Fair value adjustment to inventory             200,000
                                                        -------------
        Estimated goodwill                                18,580,077
                                                        -------------
        Total estimated fair value of net assets
           acquired and estimated goodwill              $ 21,875,599
                                                        ============

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. The provisions of these statements apply to all business combinations initiated after June 30, 2001. Under the provisions of these pronouncements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Intangible assets with finite lives will be amortized over their useful lives.

In accordance with the provisions of SFAS No. 142, the Company will not amortize goodwill and intangible assets with indefinite lives recorded in connection with the acquisition of WizKids. The Company expects to perform an annual impairment test of the goodwill and any indefinite lived intangible assets but has not yet determined what effect these tests will have on the results of operations or the financial position of the Company in future periods.

2.   Explanation of Pro Forma Adjustments:

The pro forma balance sheet as of May 31, 2003 gives effect to the acquisition of WizKids by the Company as if it had occurred effective on such date.

The pro forma statement of operations for the year ended March 1, 2003 and the thirteen week period ended May 31, 2003 give effect to the acquisition of WizKids by the Company as if it had occurred effective March 2, 2002.

(1)  Balance Sheet Adjustments:

     (a) Record the Company's $28,275,599 actual and estimated future cash outlay for the transaction, as follows:

          1. Payment to the WizKids Shareholders of $26,284,469 in cash;
          2. Purchase of license for $1,291,130;
          3. Estimated transaction costs of $700,000, of which $620,172 is currently unpaid.

     (b) Allocate the purchase price to WizKids' assets and liabilities, which includes:

          1. Elimination of WizKids' retained earnings of $4,776,000;
          2. Recording goodwill of $17,100,599;
          3. Recording intangible assets of $6,200,000;
          4. Recording accrued compensation of $784,000 in connection with the sale of WizKids;
          5. Recording deferred compensation of $2,000,000 in connection with the Employment Agreement between the Company and Mr. Weisman; and
          6. Recording a fair value adjustment to inventory $200,000.

     (c) Record the $2,000,000 cash outlay for the deferred compensation paid to Mr. Weisman per his Employment Agreement.

(2) Statement of Operations Adjustments for the most recent fiscal year and quarter:

     (a) Record amortization of the fair value adjustment to inventory ($200,000 and $50,000 for the most recent fiscal year and quarter), to intangible assets ($1,033,000 and $258,000, respectively), and to the $2,000,000 deferred compensation agreement ($500,000 and $125,000, respectively) for the period.

     (b) Record the impact of income taxes based on WizKids' effective tax rate of 36.7% and Topps' effective tax rate of 41% for the period presented.

Exhibit 99.4

Amendment to Employment Agreement, dated as of July 9, 2003, between Wizkids, LLC, a Delaware limited liability company (the "Company"), Jordan K. Weisman (the "Executive"), and, for the purposes of Sections 3(d) and 6(f) only, the Company ("Jordan Weisman Employment Agreement").



                                 FIRST AMENDMENT
                             TO EMPLOYMENT AGREEMENT


FIRST AMENDMENT, dated August 20, 2003 (this "First Amendment") to the Employment Agreement, dated as of July 9, 2003 between WizKids, LLC, a Delaware limited liability company (the "Company"), Jordan Weisman (the "Executive") and for purposes of Sections 3(d) and 6(f) only, The Topps Company, Inc. ("Topps"), a Delaware corporation.

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the parties desire to amend the Agreement as more fully set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the agreements herein, the parties hereto agree as follows:

Defined Terms
-------------
Unless otherwise defined herein,  capitalized terms in this First
Amendment shall have the meanings ascribed to them in the Agreement.

Amendments
----------
Section 3(d) of the agreement is hereby amended and restated in its entirety to read as follows:

     "(d) Options. On July 29, 2003, Topps shall grant the Executive an option to purchase 165,000 shares of common stock of Topps, at an exercise price equal to the Fair Market Value (as such term is defined in the Topps' 2001 Stock Incentive Plan) as of such date. The option shall vest as to 41, 250 shares as of the date hereof, and shall vest as to an additional 41,250 shares on each of the first, second, and third anniversaries of such date and shall otherwise be subject to the terms and conditions of the Company's Topps 2001 Stock Incentive Plan and a stock option agreement entered into between the parties hereto, containing customary terms for similarly situated employees of Topps."

Miscellaneous
-------------
The terms of this First Amendment and all rights and obligations of the parties hereto shall be interpreted and governed by the laws of Delaware, without giving effect to the choice of law principles thereof. No amendment or modification of this First Amendment or the Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

Enforceability of Agreement
---------------------------
Except as otherwise specifically provided herein, the Agreement shall remain in full force and effect in accordance with its terms, without any waiver, amendment or modification of any provision thereof. All references in the Agreement to "this Agreement" shall be deemed to refer to the agreement as amended by this First Amendment.

Counterparts
------------
This First Amendment may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which shall constitute the same instrument.